Exhibit 99.1
July 11, 2008

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Second Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the second quarter ended June 30, 2008.
Net income for the second quarter decreased approximately 43.9% to $1.6 million (unaudited), or $.16 per share, compared to $2.9 million (unaudited), or $.29 per share for the second quarter of 2007.  Net income decreased approximately 41.1% to $3.8 million, or $.37 per share for the six months ended June 30, 2008, compared to $6.4 million, or $.63 per share for the six months ended June 30, 2007.   During the quarter ended June 30, 2008, Severn Savings Bank was the victim of an external fraud scheme involving falsified line of credit advance requests that totaled approximately $2.26 million.  Included in the above results for the quarter is a write-off of approximately $260 thousand of that amount.  The balance has been recorded as a receivable on the balance sheet pending the receipt of an insurance claim, which Management expects to receive.
  “We are dealing with the downturn in our national and local economy, which continues to affect our performance by depressing loan growth and deteriorating loan credit quality,” said Alan J. Hyatt, President and Chief Executive Officer. “We are faced with the uncertainty of knowing when our market will begin to rebound, knowing that the longer the market remains in this condition, the greater the likelihood of further credit quality issues.  Our approach in this economic environment is to remain very cautious while positioning ourselves to grow earnings when this period of economic weakness ends.  In the meantime, we continue to introduce new products and services and offer highly competitive interest rates on our deposit products."
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to the expected insurance recovery on the fraud claim; management’s determination of the amount of loan loss allowance; the effect of changes in interest rates; and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, the ultimate disposition of the insurance fraud claim, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.